Exhibit 12.1

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                           For the Nine
                                                           Months Ended
                                                           September 30,
                                                           -------------
(In thousands, except ratio)                                    2002
                                                           -------------

EARNINGS AS DEFINED:

Income (loss) before income taxes, cumulative effect
   of accounting change and minority interest                 $   85.101

Fixed charges                                                     43,145
                                                           -------------
Earnings as defined                                           $  128,246
                                                           -------------

FIXED CHARGES AS DEFINED:

Interest expense                                              $   26,615

Amortization of deferred finance charges                           2,280

Portion of rental expense representative of the
   interest factor                                                14,250
                                                           -------------
Fixed charges as defined                                      $   43,145
                                                           -------------
RATIO OF EARNINGS TO FIXED CHARGES                                  2.97
                                                           -------------